Exhibit 99.1

October 13, 2009

Eagle Rock Announces Receipt of Revised Proposal from Natural Gas Partners and Reaffirmation of Borrowing Base

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) announced today that the Conflicts Committee of the Board of Directors of the general partner of the general partner of the Partnership (the “Board”) received a letter from Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. (collectively with Natural Gas Partners IX, L.P. and other affiliates, “NGP”) on October 9, 2009 as a follow up to NGP’s original letter dated September 17, 2009 which proposed a series of transactions between NGP and the Partnership (the “Original Proposal”).  The letter dated October 9, 2009 includes a revised term sheet (together with the letter, the “Revised Proposal”) setting forth revised terms and conditions to NGP’s proposal.

Key terms of the Original Proposal were outlined in the Partnership’s press release dated September 18, 2009.  The following is a summary of some, but not all, of the revisions made in the Revised Proposal relative to the Original Proposal (terms used below but not defined below have the meaning given to them in the Revised Proposal or Original Proposal, as applicable).  Unitholders of the Partnership, and others considering trading in securities of the Partnership, should not rely solely on this summary and should read the full Revised Proposal, a copy of which has been filed by the Partnership with the Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K.

Term	Original Proposal	Revised Proposal

NGP’s commitment to purchase the Partnership’s Minerals Business (as defined in the Partnership’s filings with the SEC)	$135 million The Partnership retains the right to market the Minerals Business to unaffiliated third parties in an effort to achieve a higher purchase price, starting on the Approval Date
$145 million

The Partnership retains the right to market the Minerals Business to unaffiliated third parties in an effort to achieve a higher purchase price, starting on the date the Partnership transmits its proxy statement to unitholders

Transaction Fee and Advisory Fee paid to NGP	$31.5 million Transaction Fee, payable in cash no later than completion of the Rights Offering and callable by the Partnership as part of the Public Equity Offering $5.0 million Advisory Fee
$32.5 million Transaction Fee, callable by the Partnership as part of the Public Equity Offering and payable in cash or common units at the Partnership’s option no later than the earlier of completion of the Public Equity Offering or four months after the Approval Date, provided it must be paid in cash to the extent, if any, the Public Equity Offering exceeds $105 million

No Advisory Fee

Timing of Eagle Rock Holdings, L.P.’s (“Holdings”) contribution of all Incentive Distribution Rights in the Partnership	Part of the Partnership’s option described below, exercisable for one year following the Approval Date	To occur concurrently with the contribution of the subordinated units, on payment of Transaction Fee

Term of the Partnership’s option to acquire all the Partnership’s general partner (by acquiring all of its outstanding limited partner interests and the equity of its general partner), in exchange for issuance of one million common units

49% of outstanding equity of the Partnership’s general partner’s general partner to be transferred concurrently with the contribution of the subordinated units on payment of Transaction Fee; whereas, the Partnership’s option for the balance of the general partner was exercisable by the Partnership at any time for the year following the Approval Date
Exercisable by the Partnership at any time following the Approval Date until, and including, December 31, 2012

NGP owns a significant equity position in Holdings, which owns 2,338,419 common units, 20,691,495 subordinated units and all of the equity interests in Eagle Rock Energy GP, L.P. (“GP LP”), the Partnership’s general partner (directly and through ownership of all equity interests of the general partner of the Partnership’s general partner), which holds the general partner units and incentive distribution rights in the Partnership.  Including the common units owned by Holdings, NGP owns and controls 8,700,169 aggregate common units and reports beneficial ownership over some additional common units.

Because a transaction between NGP and the Partnership would be a related-party transaction, the Board previously authorized the Conflicts Committee to review the Original Proposal with the Conflicts Committee’s financial advisors and legal counsel and negotiate same with NGP on behalf of the Partnership.  During the period of time between the Original Proposal and the Revised Proposal, NGP and the Conflicts Committee have been in continuous discussions and negotiations.  Those discussions and negotiations have resulted in NGP submitting the Revised Proposal.  NGP and the Conflicts Committee have determined that the Revised Proposal constitutes an acceptable framework for negotiation of definitive documents.

In reviewing the Revised Proposal, and definitive documents to be prepared pursuant to the Revised Proposal, the Conflicts Committee will continue to utilize its financial advisers and legal counsel.  In the event that the Conflicts Committee determines that the Revised Proposal, as ultimately reflected in definitive documents, is in the best interests of the Partnership, the Partnership would expect that the Conflicts Committee would approve the Revised Proposal by Special Approval (as defined in the Partnership Agreement) and recommend it for approval by the Board.  Consummation of the proposed transaction(s) in the Revised Proposal is expected to be conditioned upon, among other things, receiving the approval of a majority of the common units held by non-affiliates.  The Partnership cautions the unitholders of the Partnership, and others considering trading in securities of the Partnership, that the Revised Proposal is not binding, that neither the Board nor the Conflicts Committee has made any final decision with respect to the response of the Partnership to the Revised Proposal and that there can be no assurance that definitive documents will be executed or that any transaction will be approved or consummated.

Reaffirmation of Borrowing Base

Eagle Rock also announced today that the Partnership’s existing borrowing base of $135 million under its senior secured credit facility was reaffirmed by its commercial lenders as a result of the Partnership’s regularly scheduled semi-annual borrowing base redetermination.  The reaffirmation is effective as of October 1, 2009, with no additional fees or increases in interest rate spread incurred.

Contact:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2008, and the Partnership’s Forms 10-Q filed with the Securities and Exchange Commission, as well as any other public filings and press releases.